Exhibit 99.1

Digital Realty Announces Redemption of 2.500% Guaranteed Notes due 2026

Austin, TX – December 3, 2025 – Digital Realty (NYSE: DLR), the largest global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, announced today that Digital Euro Finco, LLC, a wholly owned indirect finance subsidiary of Digital Realty’s operating partnership, has given notice of its intention to redeem all of its outstanding 2.500% Guaranteed Notes due 2026, pursuant to its option under the indenture governing the 2.500% notes, dated as of January 16, 2019. The redemption date is December 18, 2025, and the applicable redemption price is equal to par, plus accrued and unpaid interest thereon to, but not including, the redemption date. As of the date hereof, there was €1,075,000,000 aggregate principal amount of the 2.500% notes outstanding. Deutsche Trustee Company Limited is the trustee and Deutsche Bank AG, London Branch is the paying agent for 2.500% notes.

About Digital Realty

Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation, and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data meeting place and a proven Pervasive Datacenter Architecture (PDx®) solution methodology for powering innovation, from cloud and digital transformation to emerging technologies like artificial intelligence (AI), and efficiently managing Data Gravity challenges. Digital Realty gives its customers access to the connected data communities that matter to them with a global data center footprint of 300+ facilities in 50+ metros across 25+ countries on six continents.

Investor Relations

Jordan Sadler / Jim Huseby

Digital Realty

(214) 231-1350

InvestorRelations@digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing of the redemption. For a list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.